Sonic Automotive, Inc.
                          [letterhead appears here]
                        SONIC AUTOMOTIVE, INC. ANNOUNCES
                     ACQUISITION OF CLEARWATER DEALERSHIPS



Charlotte, NC, January 6, 1998 -- Sonic Automotive, Inc. (NYSE: SAH) announced today that it has agreed to acquire Clearwater Toyota, Clearwater Mitsubishi and Clearwater Collision Center in Clearwater, Florida ("Clearwater Dealerships").

The transaction is valued at approximately $17,590,000 including $1,750,000 contingent future earnings of the dealerships. Of this purchase price, $3,960,000 will be payable in convertible preferred stock of Sonic Automotive, Inc. The remainder of the purchase price is payable in cash. Closing is expected in the first quarter of 1998.

"The acquisition of the Clearwater dealerships represents continued execution of our strategy of building market share in selected markets. These acquisitions also increase our brand diversity" stated O. Bruton Smith, Chairman and Chief Executive Officer of Sonic Automotive, Inc. Mr. Smith further stated that economies of scale and operating efficiencies will be gained by these additional acquisitions in the Clearwater market. Sonic Automotive, Inc. currently owns and operates Ken Marks Ford in Clearwater.

Mr. Scott Fink, one of the owners of the Clearwater dealerships, will continue as General Manager. Under Mr. Fink's leadership, these dealerships generated revenues of approximately $113 million in 1996 and expect 1997 annual revenues to approximate $123 million.

Sonic Automotive, Inc. is one of the leading automotive retailers in the United States, with operations in Texas, Florida, North Carolina, South Carolina, Georgia and Tennessee.

Contact:  Tammy Russ, Investor Relations Manager of Sonic Automotive, Inc.
            (704) 532-3390.
          Theodore Wright, Chief Financial Officer of Sonic Automotive, Inc.
            (704) 532-3347.